UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No.1)*



                            MCI, Inc. (the "Issuer")
--------------------------------------------------------------------------------
                                (Name of Issuer)

        Shares of common stock, $0.01 par value per share, of the Issuer
                               ("Common Shares")
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    552691206
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 April 21, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ] Rule 13d-1(b)
      [X] Rule 13d-1(c)
      [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------
CUSIP No. 552691206                  13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Carlos Slim Helu

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]
 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            43,447,684 Common Shares (see Items 4(a) and 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           43,447,684 Common Shares (see Items 4(a) and 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      43,447,684 Common Shares (see Items 4(a) and 4(c))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      13.8% (See Item 4(b))

12.   TYPE OF REPORTING PERSON*

      IN
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691206                  13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Carlos Slim Domit

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]
 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            43,447,684 Common Shares (see Items 4(a) and 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           43,447,684 Common Shares (see Items 4(a) and 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      43,447,684 Common Shares (see Items 4(a) and 4(c))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      13.8% (See Item 4(b))

12.   TYPE OF REPORTING PERSON*

      IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691206                    13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Marco Antonio Slim Domit

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]
 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            43,447,684 Common Shares (see Items 4(a) and 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           43,447,684 Common Shares (see Items 4(a) and 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      43,447,684 Common Shares (see Items 4(a) and 4(c))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      13.8% (See Item 4(b))

12.   TYPE OF REPORTING PERSON*

      IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691206                     13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Patrick Slim Domit

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            43,447,684 Common Shares (see Items 4(a) and 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           43,447,684 Common Shares (see Items 4(a) and 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      43,447,684 Common Shares (see Items 4(a) and 4(c))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      13.8% (See Item 4(b))

12.   TYPE OF REPORTING PERSON*

      IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691206               13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Maria Soumaya Slim Domit

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            43,447,684 Common Shares (see Items 4(a) and 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           43,447,684 Common Shares (see Items 4(a) and 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      43,447,684 Common Shares (see Items 4(a) and 4(c))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      13.8% (See Item 4(b))

12.   TYPE OF REPORTING PERSON*

      IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691206                     13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Vanessa Paola Slim Domit

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            43,447,684 Common Shares (see Items 4(a) and 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           43,447,684 Common Shares (see Items 4(a) and 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      43,447,684 Common Shares (see Items 4(a) and 4(c))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      13.8% (See Item 4(b))

12.   TYPE OF REPORTING PERSON*

      IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691206                    13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Johanna Monique Slim Domit

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            43,447,684 Common Shares (see Items 4(a) and 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           43,447,684 Common Shares (see Items 4(a) and 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      43,447,684 Common Shares (see Items 4(a) and 4(c))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      13.8% (See Item 4(b))

12.   TYPE OF REPORTING PERSON*

      IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691206                     13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Carso Global Telecom, S.A. de C.V.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            28,536,570 Common Shares (see Items 4(a) and 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           28,536,570 Common Shares (see Items 4(a) and 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      28,536,570 Common Shares  (see Items 4(a) and 4(c))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      9.1% (See Item 4(b))

12.   TYPE OF REPORTING PERSON*

      HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691206                    13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Telefonos de Mexico, S.A. de C.V.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            25,620,055 Common Shares (see Items 4(a) and 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           25,620,055 Common Shares (see Items 4(a) and 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      25,620,055 Common Shares (see Items 4(a) and 4(c))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.1% (See Item 4(b))

12.   TYPE OF REPORTING PERSON**

      CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691206                     13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Financial Ventures LLC

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            25,620,055 Common Shares (see Items 4(a) and 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           25,620,055 Common Shares (see Items 4(a) and 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      25,620,055 Common Shares  (see Items 4(a) and 4(c))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.1% (See Item 4(b))

12.   TYPE OF REPORTING PERSON**

      OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691206                     13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Global Telecom LLC

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            2,916,515 Common Shares (see Items 4(a) and 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           2,916,515 Common Shares (see Items 4(a) and 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,916,515 Common Shares (see Items 4(a) and 4(c))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.9% (See Item 4(b))

12.   TYPE OF REPORTING PERSON**

      OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691206                     13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Grupo Financiero Inbursa, S.A. de C.V.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            6,987,106 Common Shares (see Items 4(a) and 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           6,987,106 Common Shares (see Items 4(a) and 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,987,106 Common Shares (see Items 4(a) and 4(c))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      2.2% (See Item 4(b))

12.   TYPE OF REPORTING PERSON**

      HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691206                     13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Inmobiliaria Inbursa, S.A. de C.V.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            1,085,726 Common Shares (see Items 4(a) and 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           1,085,726 Common Shares (see Items 4(a) and 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,085,726 Common Shares (see Items 4(a) and 4(c))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.3% (See Item 4(b))

12.   TYPE OF REPORTING PERSON**

      HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691206                     13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Promotora Inbursa, S.A. de C.V.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            5,901,380 Common Shares (see Items 4(a) and 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           5,901,380 Common Shares (see Items 4(a) and 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,901,380 Common Shares (see Items 4(a) and 4(c))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      1.9% (See Item 4(b))

12.   TYPE OF REPORTING PERSON**

      HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691206                     13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Inmobiliaria Carso, S.A. de C.V.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            6,643,468 Common Shares (see Items 4(a) and 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           6,643,468 Common Shares (see Items 4(a) and 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,643,468 Common Shares (see Items 4(a) and 4(c))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      2.1% (See Item 4(b))

12.   TYPE OF REPORTING PERSON**

      HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691206                     13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Orient Star Holdings LLC

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            6,643,468 Common Shares (see Items 4(a) and 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           6,643,468 Common Shares (see Items 4(a) and 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,643,468 Common Shares (see Items 4(a) and 4(c))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      2.1% (See Item 4(b))

12.   TYPE OF REPORTING PERSON**

      OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691206                     13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      U.S. Commercial Corp., S.A. de C.V.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Mexico

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            1,280,540 Common Shares (see Items 4(a) and 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           1,280,540 Common Shares (see Items 4(a) and 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,280,540 Common Shares (see Items 4(a) and 4(c))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.4% (See Item 4(b))

12.   TYPE OF REPORTING PERSON**

      HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------
CUSIP No. 552691206                     13G
------------------------


 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Commercial LLC

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ]
                                                              (b) [ ]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

                      5.   SOLE VOTING POWER

       NUMBER OF
        SHARES        6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY            1,280,540 Common Shares (see Items 4(a) and 4(c))
         EACH
       REPORTING      7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH
                      8.   SHARED DISPOSITIVE POWER

                           1,280,540 Common Shares (see Items 4(a) and 4(c))

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,280,540 Common Shares (see Items 4(a) and 4(c))

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         [ ]*

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.4% (See Item 4(b))

12.   TYPE OF REPORTING PERSON**

      OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

     (a)       Name of Issuer:

               MCI, Inc. (the "Issuer")

     (b)       Address of Issuer's Principal Executive Offices:

               22001 Loudoun County Parkway
               Ashburn, VA  20147

Item 2.

     (a)       Name of Persons Filing:

               This statement is filed pursuant to Rule 13d-1(c) under the Securities Exchange Act of 1934, as amended (the "Act"), by the persons listed below (the "Reporting Persons").

               (1)

               Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit and Johanna Monique Slim Domit (collectively, the "Slim Family") directly and indirectly beneficially own a majority of the outstanding voting and equity securities of Carso Global Telecom, S.A. de C.V. ("CGT"), Telefonos de Mexico, S.A. de C.V. ("Telmex"), Financial Ventures LLC ("Financial Ventures"), Global Telecom LLC, Grupo Financiero Inbursa, S.A. de C.V. ("GFI"), Inmobiliaria Inbursa, S.A. de C.V. ("Inmobiliaria Inbursa"), Promotora Inbursa, S.A. de C.V. ("Promotora"), Inmobiliaria Carso, S.A. de C.V. ("Inmobiliaria Carso"), Orient Star Holdings LLC ("Orient Star"), U.S. Commercial Corp., S.A. de C.V. ("U.S. Commercial"), and Commercial LLC.

               (2)

               CGT, a sociedad anonima de capital variable organized under the laws of the United Mexican States ("Mexico"), a holding company with interests in other telecommunications and media companies, owns a majority of the outstanding voting and equity securities of Telmex and is the sole member of Global Telecom LLC.

               (3)

               Telmex, a sociedad anonima de capital variable organized under the laws of Mexico, is the leading provider of local and long distance telephone services in Mexico. The Common Shares deemed beneficially owned by Telmex are beneficially owned indirectly through its wholly-owned subsidiary, Financial Ventures.

               (4)

               Financial Ventures, a Delaware limited liability company, is a holding company with portfolio investments in various companies.

               (5)

               Global Telecom LLC, a Delaware limited liability company, is a holding company with portfolio investments in various companies.

               (6)

               GFI is a sociedad anonima de capital variable organized under the laws of Mexico. GFI is a financial services holding company. The Common Shares deemed beneficially owned by GFI are beneficially owned indirectly through its wholly-owned subsidiaries, Inmobiliaria Inbursa and Promotora Inbursa.

               (7)

               Inmobiliaria Inbursa, a sociedad anonima de capital variable organized under the laws of Mexico, is a holding company with portfolio investments in various companies.

               (8)

               Promotora, a sociedad anonima de capital variable organized under the laws of Mexico, is a holding company with portfolio investments in various companies.

               (9)

               Inmobiliaria Carso, a sociedad anonima de capital variable organized under the laws of Mexico, is a holding company with portfolio investments in various companies, and is the sole member of Orient Star.

               (10)

               Orient Star is a Delaware limited liability company with portfolio investments in various companies.

               (11)

               U.S. Commercial, a sociedad anonima de capital variable organized under the laws of Mexico, is a holding company with portfolio investments in various companies, and is the sole member of Commercial LLC. The Common Shares deemed beneficially owned by U.S. Commercial are beneficially owned indirectly through its wholly-owned subsidiary, Commercial LLC.

               (12)

               Commercial LLC, a Delaware limited liability company, is a holding company with portfolio investments in various companies.

     (b)       Address of Principal Business Office:

               (i) The principal business address for each member of the Slim Family is:

               Paseo de las Palmas #736
               Colonia Lomas de Chapultepec
               11000 Mexico, D.F., Mexico


               (ii) CGT's principal business address is:

               Avenida Insurgentes Sur 3500
               P.B. Col. Pena Pobre Tlalpan
               14060 Mexico, D.F., Mexico

               (iii) Telmex's principal business address is:

               Parque Via 190
               Col. Cuauhtemoc
               06599 Mexico, D.F., Mexico

               (iv) Financial Ventures' principal business address is:

               1105 North Market Street
               Suite 1300
               Wilmington, DE 19801

               (v) Global Telecom LLC's principal business address is:

               477 Madison Ave.
               6th Floor
               New York, NY 10022

               (vi) GFI's principal business address is:

               Paseo de las Palmas #736
               Colonia Lomas Chapultepec
               11000 Mexico, D.F., Mexico

               (vii) Inmobiliaria Inbursa's principal business address is:

               Paseo de Las Palmas #736
               Colonia Lomas de Chapultepec
               11000 Mexico, D.F., Mexico

               (viii) Promotora's principal business address is:

               Paseo de Las Palmas #736
               Colonia Lomas de Chapultepec
               11000 Mexico, D.F., Mexico

               (ix) Inmobiliaria Carso's principal business address is:

               Insurgentes Sur 3500, PB-4
               Col. Pena Pobre Tlalpan
               14060 Mexico, D.F., Mexico

               (x) Orient Star's principal business address is:

               477 Madison Ave.
               6th Floor
               New York, NY 10022

               (xi) U.S. Commercial's principal business address is:

               Miguel de Cervantes Saaverdra 255
               Col. Ampliacion Granada
               11520 Mexico, D.F. Mexico

               (xii) Commercial LLC's principal business address is:

               477 Madison Ave.
               6th Floor
               New York, NY 10022


     (c)       Citizenship:

               Each member of the Slim Family is a Mexican citizen. CGT, Telmex, GFI, Inmobiliaria Inbursa, Promotora, Inmobiliaria Carso and U.S. Commercial are Mexican corporations, and Financial Ventures, Global Telecom LLC, Orient Star and Commercial LLC are Delaware limited liability companies.

     (d)       Title of Class of Securities:

               Shares of common stock, $0.01 par value per share, of the Issuer ("Common Shares").

     (e)       CUSIP Number:

               552691206

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a(n):
     (a) [ ] Broker or dealer registered under Section 15 of the Act;

     (b) [ ] Bank as defined in Section 3(a)(6) of the Act;

     (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act;

     (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

     (e) [ ] Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [ ] Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [ ] Parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [ ] Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [ ] Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act; or

     (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.        Ownership.

     (a)       Amount Beneficially Owned:

               This Amendment No. 1 to Schedule13G amends and restates the original Schedule 13G filed on behalf of the Reporting Persons to reflect the number of Common Shares issued to each direct beneficial owner, including CommonShares issued with respect to accrued and unpaid interest on each such direct beneficial owner's prior holdings of WorldCom, Inc. bonds.

               As of the date of this filing:

               (i)

               Telmex, through its wholly-owned subsidiary, Financial Ventures, beneficially owns indirectly 25,620,055 Common Shares;

               (ii)

               Financial Ventures directly beneficially owns 25,620,055 Common Shares;

               (iii)

               Global Telecom directly beneficially owns 2,916,515
               Common Shares;

               (iv)

               CGT, which directly beneficially owns a majority of the outstanding voting and equity securities of Telmex and Global Telecom LLC, may be deemed to have indirect beneficial ownership of the 2,916,515 Common Shares beneficially owned directly by Global Telecom LLC and the 25,620,055 Common Shares beneficially owned directly by Financial Ventures;

               (v)

               Inmobiliaria Inbursa directly beneficially owns 1,085,726 Common Shares;

               (vi)

               Promotora directly beneficially owns 5,901,380 Common Shares;


               (vii)

               GFI, which indirectly beneficially owns a majority of the outstanding voting and equity securities of Inmobiliaria Inbursa and Promotora, may be deemed to have indirect beneficial ownership of the 1,085,726 Common Shares directly beneficially owned by Inmobiliaria Inbursa and the 5,901,380 Common Shares beneficially owned directly by Promotora;

               (viii)

               Inmobiliaria Carso, as the sole member of Orient Star, may be deemed to have indirect beneficial ownership of the 6,643,468 Common Shares beneficially owned directly by Orient Star;

               (ix)

               U.S. Commercial, as the sole member of Commercial LLC, may be deemed to have indirect beneficial ownership of the 1,280,540 Common Shares beneficially owned directly by Commercial LLC; and

               (x)

               the Slim Family, which directly and indirectly owns a majority of the outstanding voting equity securities of CGT, GFI, Inmobiliaria Carso and U.S. Commercial, may be deemed to beneficially own indirectly the Common Shares that may be deemed beneficially owned by CGT, GFI, Inmobiliaria Carso and U.S. Commercial.

     (b)       Percent of Class:

               The Common Shares beneficially owned by the Reporting Persons are estimated to constitute approximately 13.8% of the issued and outstanding Common Shares, based on 314,856,250 Common Shares outstanding, as reported in the Form 10-K filed by the Issuer with the Securities and Exchange Commission on April 29, 2004.

     (c)          Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote: -0-
                 (ii) Shared power to vote or to direct the vote:
                      43,447,684 Common Shares (in the case of the Slim Family) 6,987,106 Common Shares (in the case of GFI)
                      1,085,726 Common Shares (in the case of Inmobiliaria Inbursa)
                      5,901,380 Common Shares (in the case of Promotora) 6,643,468 Common Shares (in the case of Inmobiliaria Carso and Orient Star)
                      28,536,570 Common Shares (in the case of CGT)
                      1,280,540 Common Shares (in the case of Commercial LLC and U.S. Commercial)
                      2,916,515 Common Shares (in the case of Global Telecom
                      LLC)
                      25,620,055 Common Shares (in the case of Telmex and Financial Ventures)
                (iii) Sole power to dispose or to direct the disposition of: -0-
                 (iv) Shared power to dispose or direct the disposition of:
                      43,447,684 Common Shares (in the case of the Slim Family) 6,987,106 Common Shares (in the case of GFI)
                      1,085,726 Common Shares (in the case of Inmobiliaria Inbursa)
                      5,901,380 Common Shares (in the case of Promotora) 6,643,468 Common Shares (in the case of Inmobiliaria
                      Carso and Orient Star)
                      28,536,570 Common Shares (in the case of CGT)
                      1,280,540 Common Shares (in the case of Commercial LLC and U.S. Commercial)
                      2,916,515 Common Shares (in the case of Global Telecom
                      LLC)
                      25,620,055 Common Shares (in the case of Telmex and Financial Ventures)

Item 5.        Ownership of Five Percent or Less of a Class.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:


Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not applicable.


Item 8.        Identification and Classification of Members of the Group.

               Not applicable.

Item 9.        Notice of Dissolution of Group.

               Not applicable.

Item 10.       Certifications.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

* The Powers of Attorney and Joint Filing Agreement filed as exhibits to the
Schedule 13G are hereby incorporated herein by reference

                                    SIGNATURE



         ------------------------
         Carlos Slim Helu

         ------------------------
         Carlos Slim Domit

         ------------------------
         Marco Antonio Slim Domit                  By: /s/ Eduardo Valdes Acra
                                                        ------------------------
         ------------------------                        Eduardo Valdes Acra
         Patrick Slim Domit                              Attorney-in-Fact
                                                         May 12, 2004
         ------------------------
         Maria Soumaya Slim Domit

         ------------------------
         Vanessa Paola Slim Domit

         ------------------------
         Johanna Monique Slim Domit

         ------------------------

         CARSO GLOBAL TELECOM, S.A. DE C.V.

         ------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         GLOBAL TELECOM LLC

         ------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         TELEFONOS DE MEXICO, S.A. DE C.V.

         ------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         FINANCIAL VENTURES LLC

         ------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         GRUPO FINANCIERO INBURSA, S.A. DE C.V.

         ------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         PROMOTORA INBURSA, S.A. DE C.V.

         ------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         INMOBILIARIA INBURSA, S.A. DE C.V.

         ------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         INMOBILIARIA CARSO, S.A. DE C.V.

         ------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         ORIENT STAR HOLDINGS LLC

         ------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         U.S. COMMERCIAL CORP., S.A. DE C.V.

         ------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         COMMERCIAL LLC

         ------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact